Exhibit 5.1

[First Financial Bancorp Letterhead]

May 14, 2013

First Financial Bancorp.

255 E. Fifth Street, Suite 2900

Cincinnati, OH 45202

Re:	First Financial Bancorp. Form S-8 Registration Statement

First Financial Bancorp. 2012 Stock Plan

Ladies and Gentlemen:

I am counsel for First Financial Bancorp., an Ohio corporation (the “Company”), which is named as the registrant in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 1,750,000 common shares, without par value (the “Common Shares”), of the Company to be offered pursuant to the First Financial Bancorp. 2012 Stock Plan (the “Plan”).

As counsel for the Company, I have participated in the preparation of the Registration Statement. In addition, I am generally familiar with the records and proceedings of the Company. Furthermore, I have examined and relied on the originals or copies, certified or otherwise identified to my satisfaction, of corporate records or documents of the Company and such representations of officers of the Company as deemed appropriate.

With respect to the Common Shares offered pursuant to the Plan and registered pursuant to the Registration Statement as filed and as it may be amended, it is my opinion that the Common Shares, when distributed pursuant to the terms of the Plan or when issued and paid for pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Ohio, the Ohio Constitution and reported judicial decisions interpreting those laws, each as currently in effect.

I hereby consent to the filing of this opinion with the Commission.

Sincerely,

/s/Gregory A. Gehlmann
Gregory A. Gehlmann
Executive Vice President and
General Counsel